EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152765, 333-137274, 333-110728, 333-69506, and 333-08613 on Forms S-8 of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedule of ANSYS, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Income Taxes, on January 1, 2007) and the effectiveness of ANSYS Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of ANSYS, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

February 27, 2009